Exhibit 99.1

IMS Health Reports Fourth-Quarter and Full-Year 2014 Results, Issues Full-Year 2015 Guidance

  Revenue increased 6.2 percent for the fourth quarter and 5.9 percent for the full year on a constant currency basis
  Adjusted EBITDA increased 8.5 percent for the fourth quarter and 9.5 percent for the full year at constant currency
  Adjusted Net Income increased 70 percent in the fourth quarter and 24 percent for the full year at constant currency
  Adjusted Diluted Earnings per Share was $0.36 in the fourth quarter, up 40 percent on a constant currency basis; for the full year, Adjusted Diluted Earnings per Share was $1.37

DANBURY, Conn.--(BUSINESS WIRE)--February 3, 2015--IMS Health Holdings, Inc. (“IMS Health”) (NYSE:IMS), a leading global provider of information and technology services to the healthcare and life sciences industries, today announced results for the quarter and year ended December 31, 2014.

Fourth-Quarter 2014 Operating Results

Revenue for the fourth quarter increased 6.2 percent on a constant currency basis, or 0.6 percent on a reported basis, to $678 million, compared with the fourth quarter of 2013. The company’s strong revenue performance in the fourth quarter was driven by a 13.6 percent increase in technology services revenue on a constant currency basis, or 8.8 percent on a reported basis. Information offerings revenue was up 0.8 percent on a constant currency basis, or down 5.5 percent on a reported basis. Revenue grew across all regions at constant currency. Emerging markets revenue increased 9.7 percent on a constant currency basis, decreasing 1.0 percent on a reported basis. Developed markets revenue grew 5.5 percent on a constant currency basis, or up 0.9 percent reported, versus the same period last year.

Adjusted EBITDA improved 8.5 percent on a constant currency basis, or 1.1 percent reported, to $214 million, compared with the fourth quarter of 2013. This reflected both the drop-through from revenue growth to Adjusted EBITDA and the impact of continued cost-reduction initiatives. Adjusted EBITDA as a percentage of revenue for the quarter improved by 68 basis points on a constant currency basis, or 18 basis points on a reported basis, to 31.6 percent.

“We closed out the year with another quarter of strong financial performance. Our technology services offerings continue to gain traction with customers, again growing double digits on a constant currency basis,” said Ari Bousbib, chairman and CEO, IMS Health. “We are very pleased with our performance during our first year as a public company and are looking forward to another excellent year in 2015, including the successful completion of the Cegedim asset acquisition, which we now expect to close early in the second quarter.”

Fourth-quarter 2014 net income was $8 million, compared with $82 million in last year’s fourth quarter. Adjusted Net Income was $125 million, up $46 million from the prior-year’s quarter due to lower interest expense.

Diluted earnings per share was $0.03 in the fourth quarter, compared with $0.29 per share in the fourth quarter of 2013. Adjusted Diluted Earnings per Share was $0.36 in the fourth quarter, compared with $0.28 in the prior-year period, a 40 percent increase on a constant currency basis and 31 percent on a reported basis.

Reported results for the quarter were tempered by the continued strengthening of the U.S. dollar against key foreign currencies and the lower U.S. dollar results from the company’s Venezuelan operations due to the significant revaluation of the Venezuelan Bolivar effective June 30, 2014.

Full-Year 2014 Operating Results

Revenue for the twelve months ended December 31, 2014 increased 5.9 percent on a constant currency basis compared with last year. On a reported basis, revenue increased 3.8 percent to $2,641 million. Adjusted EBITDA of $878 million increased 9.5 percent on a constant currency basis, or 5.9 percent reported compared with 2013. The 2014 net loss was $189 million, compared with net income of $82 million in 2013, with the decline due to one-time IPO-related charges. Adjusted Net Income was $454 million, up 24 percent on a constant currency basis or 18 percent on a reported basis. The full-year diluted loss per share was $0.59 compared with diluted earnings per share of $0.29 for 2013. Adjusted Diluted Earnings per Share was $1.37 for 2014, up three cents from 2013.

Financial Position

As of December 31, 2014, cash, cash equivalents and short-term investments were $390 million and the principal amount of debt was $3,816 million, resulting in net debt of $3,426 million. At year end, IMS Health’s Gross Leverage Ratio was 4.3 times trailing 12 month Adjusted EBITDA, compared with 6.1 times at December 31, 2013. The principal amount of debt declined by $1,211 million, and net debt declined by $872 million during 2014, primarily due to the use of IPO proceeds to reduce leverage.

Cash Flow

Net cash provided by operating activities was $147 million in the fourth quarter and $110 million for full-year 2014, with the full-year results reflecting significant IPO-related expenditures. Capital expenditures and additions to deferred software totaled $38 million in the quarter and $167 million for the full-year 2014, up $45 million versus the prior year due to $31 million of expenditures for our new global delivery center in Bangalore, India, as well as increased investment for future growth. Unlevered Free Cash Flow for the fourth quarter was $182 million and was $576 million for full-year 2014.

2015 Full-Year Guidance

We expect Core IMS Health (excluding the impact of the pending acquisition of Cegedim’s CRM and Strategic Data businesses) to have full-year 2015 constant currency growth of 5 to 6 percent in revenue, 7.5 to 8.5 percent in Adjusted EBITDA, 16 to 19 percent in Adjusted Net Income, and 11 to 14 percent in Adjusted Diluted Earnings per Share. Including the acquisition of Cegedim’s CRM and Strategic Data businesses, which we anticipate will close in April, we expect IMS Health to have full-year 2015 constant currency growth of 19 to 20 percent in revenue, 13 to 14 percent in Adjusted EBITDA, 20 to 23 percent in Adjusted Net Income, and 15 to 18 percent in Adjusted Diluted Earnings per Share; on a reported basis, and assuming current foreign exchange rates hold constant through the end of the year, these growth rates would be 11 to 12 percent for revenue, 5 to 6 percent for Adjusted EBITDA, 8 to 11 percent for Adjusted Net Income, and 4 to 6 percent for Adjusted Diluted Earnings per Share.

Constant Currency

IMS Health reports results in U.S. dollars, but does business on a global basis. Exchange rate fluctuations affect the U.S. dollar value of foreign currency revenue and expenses and may have a significant effect on reported results. The discussion of IMS Health’s financial results in this release includes comparisons with the prior year in constant currency terms, using consistent exchange rates. Management believes this information facilitates comparison of underlying results over time.

Non-GAAP Measures

This release presents certain “non-GAAP Measures” and other statistical measures, including Adjusted EBITDA, Adjusted Net Income, Adjusted Diluted Earnings per Share, Gross Leverage Ratio and Unlevered Free Cash Flow because management believes these measures provide additional information regarding the company’s performance and its ability to service debt. In addition, management believes that these measures are useful to assess the company’s operating performance trends because they exclude certain material non-cash items, unusual or non-recurring items that are not expected to continue in the future, and certain other items. The non-GAAP Measures are not presented in accordance with U.S. GAAP, and IMS Health’s computation of these non-GAAP Measures may vary from those used by other companies. These measures have limitations as an analytical tool, and should not be considered in isolation or as a substitute or alternative to net income or loss, operating income or loss, cash flows from operating activities, total indebtedness or any other measures of operating performance, liquidity or indebtedness derived in accordance with GAAP. Reconciliations of these non-GAAP Measures to the most directly comparable GAAP Measures and related notes are presented at the end of this release.

The non-GAAP Measures used in our full-year guidance will differ from U.S. GAAP net income, earnings per share and net cash used in operating activities, respectively, in ways similar to those described in the reconciliations at the end of this press release.

Conference Call and Webcast

IMS Health’s management team will host a conference call and webcast to discuss the company’s fourth-quarter and full-year 2014 results at 9:00 a.m. Eastern Time on February 3. The audio and slide presentation for the call can be accessed live by webcast on IMS Health’s Investor Relations website at http://ir.imshealth.com. The discussion also will be available by dialing +1-800-734-4208 in the U.S. and Canada, or +1-212-231-2909 for international callers. A replay of the webcast will be available on the company’s Investor Relations site at http://ir.imshealth.com following the live call.

Forward-looking Statements

Reported numbers are preliminary and not final until the filing of IMS Health’s Form 10-K with the Securities and Exchange Commission and, therefore, remain subject to adjustment. This press release includes “forward-looking statements” including statements regarding future financial and operating results, especially those set forth under the heading “Full-Year Guidance.” The words “guidance,” “ongoing,” “believes,” “expects,” “may,” “will” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements are not guarantees that the future results, plans, intentions or expectations expressed or implied will be achieved. Matters subject to forward-looking statements involve known and unknown risks and uncertainties, including regulatory, competitive and other factors, which may cause actual financial or operating results or the timing of events to be materially different than those expressed or implied by forward-looking statements. Important factors that could cause or contribute to such differences include, but are not limited to: imposition of restrictions on our use of data by data suppliers or their refusal to license data to us; failure to meet our productivity objectives; failure to successfully invest in growth opportunities; imposition of restrictions on our current and future activities under data protection and privacy laws; breaches or misuse of our or our outsourcing partners’ security or communications systems; hardware and software failures, delays in the operation of our computer and communications systems or the failure to implement system enhancements; consolidation in the industries in which our clients operate; our ability to protect our intellectual property rights and our susceptibility to claims by others that we are infringing on their intellectual property rights; the risks associated with operating on a global basis, including fluctuations in the value of foreign currencies relative to the U.S. dollar, and the ability to successfully hedge such risks; general economic conditions in the markets in which we operate, including financial market conditions; the successful completion of the proposed transaction with Cegedim and our ability to successfully integrate Cegedim’s information solutions and Customer Relationship Management businesses, and the other factors set forth in the “Risk Factors” section of our registration statement on Form S-1 on file with the SEC, our Form 10-Q for the period ending September 30, 2014 and any subsequent SEC filings. We disclaim any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release, even if estimates change, and you should not rely on those statements as representing our views as of any date subsequent to the date of this press release.

About IMS Health

IMS Health is a leading global information and technology services company providing clients in the healthcare industry with comprehensive solutions to measure and improve their performance. By applying sophisticated analytics and proprietary application suites hosted on the IMS One intelligent cloud, the company connects more than 10 petabytes of complex healthcare data on diseases, treatments, costs and outcomes to help its clients run their operations more efficiently. More than 10,000 employees drive results for over 5,000 healthcare clients across 100 countries, drawing on information from 100,000 suppliers and insights from more than 55 billion healthcare transactions processed annually. Customers include pharmaceutical, consumer health and medical device manufacturers and distributors, providers, payers, government agencies, policymakers, researchers and the financial community.

As a global leader in protecting individual patient privacy, IMS Health uses anonymous healthcare data to deliver critical, real-world disease and treatment insights. These insights help biotech and pharmaceutical companies, medical researchers, government agencies, payers and other healthcare stakeholders to identify unmet treatment needs and understand the effectiveness and value of pharmaceutical products in improving overall health outcomes. Additional information is available at www.imshealth.com.

IMSFIN

Table 1 IMS Health Holdings, Inc. Income Statement (Preliminary and Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in millions, except per share data)	2014	2013	2014	2013
Revenue	$678	$674	$2,641	$2,544
Information	366	387	1,515	1,525
Technology services	312	287	1,126	1,019
Operating costs of information, exclusive of
depreciation and amortization	163	168	665	648
Direct and incremental costs of technology services,
exclusive of depreciation and amortization	150	143	573	520
Selling and administrative expenses, exclusive of
depreciation and amortization	164	163	721	596
Depreciation and amortization	110	107	441	410
Severance, impairment and other charges	4	15	33	16
Operating Income	87	78	208	354
Interest income	1	1	4	4
Interest expense	(40)	(91)	(221)	(332)
Other income (loss), net	5	(30)	(276)	(74)
Non-Operating Loss, Net	(34)	(120)	(493)	(402)
Income (Loss) before income taxes	53	(42)	(285)	(48)
(Provision for) benefit from income taxes	(45)	124	96	130
Net Income (Loss)	$8	$82	$(189)	$82
Earnings (Loss) per Share Attributable to
Common Shareholders:
Basic	$0.03	$0.29	$(0.59)	$0.29
Diluted	$0.03	$0.29	$(0.59)	$0.29
Weighted-Average Common Shares
Outstanding:
Basic	333.8	280.0	319.0	280.0
Diluted	344.4	285.8	319.0	287.0

Table 2 IMS Health Holdings, Inc. Condensed Balance Sheet (Preliminary and Unaudited)

	December 31,	December 31,
(in millions)	2014	2013
Assets:
Cash and Cash Equivalents	$390	$725
Restricted Cash	24	27
Accounts receivable, net	330	313
Property, plant and equipment, net	153	117
Computer software, net	258	263
Goodwill & other identifiable intangibles	5,559	6,090
Other current & LT assets	436	464
Total Assets	$7,150	$7,999

Liabilities and Shareholders’ Equity:
Liabilities:
Accounts payable, accrued & other current liabilities, & deferred
revenues	$735	$866
Postretirement and postemployment benefits	95	77
Long-term deferred tax and other liabilities	985	1,213
Debt	3,793	4,960
Total Liabilities	5,608	7,116

Shareholders’ Equity:
Total Shareholders’ Equity	1,542	883

Total Liabilities and Shareholders’ Equity	$7,150	$7,999

Table 3 IMS Health Holdings, Inc. Condensed Statement of Cash Flows (Preliminary and Unaudited)

	Twelve Months Ended
	December 31,
(in millions)	2014	2013
Cash Flows from Operating Activities:
Net loss (income)	$(189)	$82
Adjustments to Reconcile Net (Loss) Income to Net Cash
Provided by Operating Activities:
Depreciation and amortization	441	410
Deferred income taxes	(189)	(206)
Non-cash stock-based compensation charges	58	22
Losses on Venezuela remeasurement	49	14
Other	108	78
Change in assets and liabilities, excluding effects from
acquisitions and dispositions:
Changes in current assets and liabilities	(130)	65
Changes in long term assets and liabilities	(38)	(51)
Net Cash Provided by Operating Activities	110	414
Cash Flows from Investing Activities:
Capital expenditures	(72)	(41)
Additions to computer software	(95)	(81)
Payments for acquisitions of businesses, net of cash acquired	(58)	(118)
Other	(16)	60
Net Cash Used in Investing Activities	(241)	(180)
Cash Flows from Financing Activities:
Proceeds from initial public offering, net of costs	987	—
Other financing activities	(1,110)	(52)
Net Cash Used in Financing Activities	(123)	(52)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(81)	(37)
(Decrease) Increase in Cash and Cash Equivalents	(335)	145
Cash and Cash Equivalents, Beginning of Period	725	580
Cash and Cash Equivalents, End of Period	$390	$725

Table 4 IMS Health Holdings, Inc. Net Income (Loss) to Adjusted EBITDA Reconciliation (Preliminary and Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in millions)	2014	2013	2014	2013
Net Income (Loss)	$8	$82	$(189)	$82
Provision for (benefit from) income taxes	45	(124)	(96)	(130)
Other (income) loss, net (1)	(5)	30	276	74
Interest expense	40	91	221	332
Interest income	(1)	(1)	(4)	(4)
Depreciation and amortization	110	107	441	410
Deferred revenue purchase accounting
adjustments	1	—	4	2
Non-cash stock-based compensation charges	6	4	58	22
Restructuring and related charges	5	16	39	23
Acquisition-related charges	5	4	24	10
Sponsor monitoring termination / fees	—	2	74	8
Non-executive phantom stock compensation	—	—	30	—
Adjusted EBITDA	$214	$211	$878	$829
Depreciation and amortization (2)	(36)	(30)	(130)	(109)
Interest expense, net	(39)	(90)	(217)	(328)
Royalty Hedge Gains	5	—	6	—
Cash tax payments, net of refunds	(19)	(12)	(83)	(7)
Adjusted Net Income	$125	$79	$454	$385

(1)	Twelve Months ended December 31, 2014 includes $49M FX loss due to the devaluation of Venezuelan Bolivar assets and liabilities, $151M for debt make-whole premiums, $68M for the write-off of debt issuance costs and discounts
(2)	Excludes amortization related to purchase accounting

Table 5 IMS Health Holdings, Inc. Net Income (Loss) to Adjusted Net Income Reconciliation (Preliminary and Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in millions, except per share data)	2014	2013	2014	2013
Net Income (Loss)	$8	$82	$(189)	$82
Provision for (benefit from) income taxes	45	(124)	(96)	(130)
Amortization associated with purchase
accounting	74	77	304	301
Deferred revenue purchasing accounting
adjustments	1	—	4	2
Non-cash stock-based compensation charges	6	4	58	22
Restructuring and related charges (1)	5	16	46	23
Acquisition-related charges	5	4	24	10
Sponsor monitoring termination / fees	—	2	74	8
Non-executive phantom stock compensation	—	—	30	—
Other (income) loss, net (2)	(5)	30	276	74
Adjusted Pre Tax Income	$139	$91	$531	$392
Royalty Hedge Gains	5	—	6	—
Cash tax payments, net of refunds	(19)	(12)	(83)	(7)
Adjusted Net Income	$125	$79	$454	$385

Adjusted Earnings per Share Attributable to
Common Shareholders:
Basic	$0.37	$0.28	$1.42	$1.37
Diluted	$0.36	$0.28	$1.37	$1.34
Weighted-Average Common Shares
Outstanding:
Basic	333.8	280.0	319.0	280.0
Diluted	344.4	285.8	330.3	287.0

(1)	Twelve Months ended December 31, 2014 includes $7M of accumulated depreciation related to real estate transactions in Q2-2014
(2)	Twelve Months ended December 31, 2014 includes $49M FX loss due to the devaluation of Venezuelan Bolivar assets and liabilities, $151M for debt make-whole premiums, $68M for the write-off of debt issuance costs and discounts

Table 6 IMS Health Holdings, Inc. Net Cash (Used in) Provided by Operating Activities to Unlevered Free Cash Flow (Preliminary and Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in millions)	2014	2013	2014	2013
Net Cash (Used in) Provided by Operating
Activities	$147	$78	$110	$414
Capital expenditures	(13)	(16)	(72)	(41)
Additions to computer software	(25)	(28)	(95)	(81)
Free Cash Flow	$109	$34	$(57)	$292
Cash interest payments	47	77	243	278
Cash tax payments, net of refunds	19	12	83	7
Acquisition related charges	5	4	24	10
Sponsor monitoring termination / fees	—	2	74	8
Non-executive phantom stock compensation	—	—	30	—
Debt extinguishment make-whole payments	—	—	151	—
Severance, transaction & other payments	6	13	26	44
FX hedge payments	(4)	(2)	2	(11)
Merger Costs	—	—	—	3
Unlevered Free Cash Flow	$182	$140	$576	$631

Table 7 IMS Health Holdings, Inc. Calculation of Gross Leverage Ratio as of December 31, 2014 (Preliminary and Unaudited)

(in millions)	December 31, 2014
Gross Debt	$3,816
Adjusted EBITDA (for the twelve months ended December 31, 2014)	$878
Gross Leverage Ratio (Gross Debt/LTM Adjusted EBITDA)	4.3x

Table 8 IMS Health Holdings, Inc. Non-GAAP Adjustments By Income Statement Line Items (Preliminary and Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in millions)	2014	2013	2014	2013
Non-GAAP adjustments included in:
Operating costs of information, exclusive of
depreciation and amortization	2	2	21	9
Direct and incremental costs of technology
services, exclusive of depreciation and
amortization	1	—	5	2
Selling and administrative expenses, exclusive of
depreciation and amortization	10	10	165	36

CONTACT:
IMS Health
Tom Kinsley, 203-448-4691
Investor Relations
tkinsley@imshealth.com
or
Tor Constantino, 484-567-6732
Media Relations
tconstantino@us.imshealth.com